Exhibit 99

UniFirst Corporation	News Release
68 Jonspin Road Wilmington, MA 01887-1086 Telephone 978-658-8888 Ext 520 Facsimile 978-988-0659	contact: John B. Bartlett Senior Vice President jbartlett@unifirst.com

UNIFIRST ANNOUNCES RECORD FINANCIAL RESULTS
FOR THIRD QUARTER AND NINE MONTHS OF FISCAL 2005

Wilmington, MA (June 29, 2005) — UniFirst Corporation (NYSE: UNF) today announced its revenues and earnings for the third quarter and nine months of fiscal 2005, which ended May 28, 2005.

Third quarter net income was $11.8 million ($0.61 per diluted common share), an 18.7% percent increase from last year’s $9.9 million ($0.52 per diluted common share). Revenues for the third quarter of fiscal 2005 were $196.0 million, a 7.1% percent increase from $183.0 million in the same period a year ago.

For the first three quarters of fiscal 2005, net income was $35.2 million ($1.82 per diluted common share), a 35.2% increase from last year’s $26.1 million ($1.35 per diluted common share). Revenues were $575.1 million, a 6.2% increase from $541.3 million for the first three quarters of fiscal 2004.

The Company benefited in the third quarter of fiscal 2005 from higher revenues and profits from its UniTech business. Another reason for the significant increase in net income in the third quarter and the first three quarters of fiscal 2005 compared to fiscal 2004 continues to be a decrease in operating costs as a percentage of revenues. As a percentage of revenues, operating costs for the third quarter decreased 1.2 percentage points from 63.5% for fiscal 2004 to 62.3% for fiscal 2005 and decreased for the first nine months of the year by 1.5 percentage points from 64.1% for fiscal 2004 to 62.6% for fiscal 2005. This decrease was due to lower merchandise amortization for the locations acquired as part of the Textilease acquisition as well as from cost savings realized from the Company’s manufacturing operations in Mexico and lower industrial laundry production payroll costs as a percentage of revenues. Lower merchandise amortization for locations acquired as part of the Textilease acquisition was less of a benefit in the third quarter of fiscal 2005 than it was in the first six months.

These benefits were somewhat offset by higher energy costs associated with operating industrial laundries as well as in utilizing our fleet of delivery vehicles and an increase in selling payroll costs as the Company has increased its sales force in fiscal 2005.

The Company also continues to benefit from lower depreciation and intangible asset amortization expenses due to certain fixed assets and certain intangible assets becoming fully depreciated and amortized in fiscal 2004. This decrease in depreciation is also due to a $600 thousand pre-tax charge to depreciation taken in the third quarter of fiscal 2004 related to the Company’s decision to close its Richmond facility. In addition, decreased interest expense, on a net basis, continues to benefit fiscal 2005 as compared to fiscal 2004 primarily due to the reduction in the average level of debt outstanding.

The Company will hold a conference call today at 4:00 PM (EST) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.unifirst.com.

UniFirst is one of the largest providers of workplace uniforms, protective clothing and facility services products in North America. The Company employs 9,000 team partners who serve more than 175,000 customer locations in 46 states, Canada and Europe from 175 manufacturing, distribution and customer service facilities.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. This public announcement may contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties. The words “anticipate” and “should,” and other expressions that indicate future events and trends identify forward-looking statements. Actual future results may differ materially from those anticipated depending on a variety of factors, including, but not limited to, performance of acquisitions; economic and business changes; fluctuations in the cost of materials, fuel and labor; economic and other developments associated with the on-going war on terrorism; strikes and unemployment levels; demand and price for the Company’s products and services; improvement in under performing rental operations; and the outcome of pending and future litigation and environmental matters.

[Tables follow]

UNIFIRST CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)	May 28, 2005	August 28, 2004 (a)
Assets
Current assets:
Cash and cash equivalents	$5,671	$4,436
Receivables, net	82,540	69,471
Inventories	24,367	31,060
Rental merchandise in service	70,324	60,544
Prepaid taxes and deferred tax assets	4,184	2,753
Prepaid expenses	2,596	1,857

Total current assets	189,682	170,121

Property and equipment:
Land, buildings and leasehold improvements	255,957	240,018
Machinery and equipment	272,022	258,736
Motor vehicles	75,828	70,048

	603,807	568,802
Less - accumulated depreciation	300,653	280,012

	303,154	288,790
Goodwill	185,805	180,685
Customer contracts and intangible assets, net	56,526	57,873
Other assets	3,812	3,353

	$738,979	$700,822

Liabilities and Shareholders' Equity
Current liabilities:
Current maturities of long-term obligations	$1,004	$986
Accounts payable	36,617	33,754
Accrued liabilities	75,410	72,824
Accrued and deferred income taxes	2,841	5,611

Total current liabilities	115,872	113,175

Long-term obligations, net of current maturities	178,133	177,855
Deferred income taxes	42,067	42,043

Shareholders' equity:
Common stock	947	928
Class B common stock	975	993
Capital surplus	13,428	13,138
Retained earnings	386,473	353,196
Accumulated other comprehensive income (loss)	1,084	(506)

Total shareholders' equity	402,907	367,749

	$738,979	$700,822

(a)    Condensed from audited financial statements.

UNIFIRST CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(In thousands, except per share data)	Thirty-nine weeks ended May 28, 2005	Thirty-nine weeks ended May 29, 2004	Thirteen weeks ended May 28, 2005	Thirteen weeks ended May 29, 2004
Revenues	$575,075	$541,290	$195,957	$182,985

Costs and expenses:
Operating costs (1)	359,940	347,024	121,985	116,223
Selling and administrative expenses (1)	120,528	110,611	41,927	36,750
Depreciation and amortization	32,872	34,389	11,142	11,662

	513,340	492,024	175,054	164,635

Income from operations	61,735	49,266	20,903	18,350

Other expense (income):
Interest expense	6,487	9,135	2,232	2,891
Interest income	(1,336)	(785)	(366)	(154)
Interest rate swap income	(223)	(1,454)	--	(554)

Other expense	4,928	6,896	1,866	2,183

Income before income taxes	56,807	42,370	19,037	16,167
Provision for income taxes	21,588	16,312	7,235	6,224

Net income	$35,219	$26,058	$11,802	$9,943

Weighted average number of shares outstanding:
Basic-Common Stock	9,401	9,052	9,467	9,127
Basic-Class B Common Stock	9,814	10,139	9,758	10,073
Dilutive effect of common stock options	89	62	111	71

Diluted-Common Stock	19,304	19,253	19,336	19,271

Net income per share:
Basic-Common Stock	$2.04	$1.52	$0.68	$0.58
Basic-Class B Common Stock	1.63	1.21	0.55	0.46
Diluted-Common Stock	1.82	1.35	0.61	0.52

Dividends per share:
Common Stock	$0.1125	$0.1125	$0.0375	$0.0375
Class B Common Stock	0.0900	0.0900	0.0300	0.0300

(1)    Exclusive of depreciation and amortization